EXHIBIT 99.1



[LOGO OMITTED] MEC
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                                                     Magna Entertainment Corp.

                                                     337 Magna Drive
                                                     Aurora, Ontario,
                                                     Canada L4G 7K1



                  GREAT CANADIAN GAMING CORPORATION AND MAGNA
                  ENTERTAINMENT CORP. FINALIZE AGREEMENT FOR
                          PURCHASE OF FLAMBORO DOWNS

August 16, 2005, Richmond, British Columbia and Aurora, Ontario, Canada - Great Canadian Gaming Corporation ("Great Canadian") (TSX: GCD) and Magna Entertainment Corp. ("MEC") (NASDAQ: MECA; TSX: MEC.SV.A) today announced that they have entered into a share purchase agreement providing for the acquisition by Great Canadian of all of the outstanding shares of Ontario Racing Inc., a wholly owned subsidiary of MEC, substantially on the terms set forth in the agreement in principle reached between the parties as announced on July 6, 2005. Ontario Racing Inc. owns and operates Flamboro Downs, a standardbred racetrack, and is a siteholder for slot machines operated by the Ontario Lottery and Gaming Corporation, in Flamborough, Ontario. The sale is scheduled to close on September 30, 2005 and remains subject to customary closing conditions, including regulatory approval.

About Flamboro Downs
--------------------

Flamboro Downs, located just 45 miles from Toronto, occupies approximately 230 acres in the town of Flamborough, Ontario. Offering year-round live harness racing five days a week, and daily simulcast wagering on-track and at 4 teletheatres/off-track betting (OTB) locations, Flamboro Downs boasts the third highest revenues of racetracks in the province of Ontario. The facility has provided its guests with first class entertainment for more than 20 years, and features a complement of 752 slot machines operated by the Ontario Lottery and Gaming Corporation.

About Great Canadian Gaming Corporation
---------------------------------------

Great Canadian, home to approximately 5,000 employees, is a multi-jurisdictional gaming and entertainment operator with facilities in British Columbia, Nova Scotia, Ontario and Washington State. Great Canadian operates casinos, thoroughbred and standardbred racecourses, a community gaming centre and various food and beverage and entertainment facilities.

                                                                  Exhibit 99.1


About Magna Entertainment Corp.
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MEC is North America's largest owner and operator of horse racetracks, based on revenue. It develops, owns and operates horse racetracks and related pari-mutuel wagering operations, including off-track betting facilities. Additionally, MEC owns and operates XpressBet(R), a national Internet and telephone account wagering system, and Horse Racing TV(R), a 24-hour horse racing television network, as well as RaceONTV(TM) and MagnaBet(TM) internationally.

For more information contact:

For Great Canadian Gaming Corporation:

Thomas N. Bell
Vice President, Corporate Development and Investor Relations
Great Canadian Gaming Corporation
250-13775 Commerce Parkway
Richmond, British Columbia V6V 2V4
Telephone: (604) 303-1000
Facsimile: (604) 279-8605
Website: www.gcgaming.com
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For Magna Entertainment Corp.:

Brian J. Budden
Vice President, Corporate Development
Magna Entertainment Corp.
337 Magna Drive
Aurora, Ontario L4G 7K1
Telephone: (905) 726-7076
Website: www.magnaent.com
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